Exhibit 99.1

Correction — Sierra Pacific Resources

Tuesday November 9, 4:26 pm ET

In the news release, Sierra Pacific Resources (NYSE: SRP — News) Reports Third Quarter 2004 Earnings, issued earlier today by Sierra Pacific Resources over PR Newswire, we are advised by the company that the fifth paragraph, first sentence, should read “Higgins added, ‘We are continuing to concentrate on restoring our company to financial health as we resolve the serious challenges we confronted during and subsequent to the Western Energy Crisis of 2000- 2001,’” rather than, “Higgins added, ‘We are continuing to concentrate on restoring our company to financial health as we revolve the serious challenges we confronted during and subsequent to the Western Energy Crisis of 2000- 2001.’”

Also, the second paragraph, first sentence under the subhead, “Nevada Power Company 3rd Quarter Results,” should read, “Gross electric margin (revenues after energy costs are deducted) increased by approximately $9.5 million, or 3.8%, over the third quarter of 2003,” rather than, “...over the third quarter of 2004.”

Also, the second paragraph after the subhead that reads, “Sierra Pacific Power Company 3rd Quarter Results” should read, “Total gross margin for the company’s electric and natural gas divisions was $20.2 million, or 22.5% higher than in the third quarter of 2003,” rather than, “... in the third quarter of 2004.”

Next, in the first table entitled, “Financial Highlights,” the figure in the third row, third column should read, “86,198” rather than, “40,801.” In the same row, the fourth column, should read, “62,524” rather than, “70,963.”

We are also advised of the following changes in both the “Third Quarter 2004” and the “Year to Date September 30, 2004” sections:

The line item, “Net Income (Loss) Applicable to Common Stock,” should now read, “Income (Loss) Applicable to Common Stock.” The next line item, “Net Income (Loss) Per Common Share-Basic,” should read, “Income (Loss) Per Common Share-Basic.” The line item entitled, “Net Income (Loss) Contribution Per Share” should now be deleted. Finally, the last line item in both tables should now read, “Weighted Average Shares of Common Stock-Basic.” rather than, “SRP Weighted Average Shares Outstanding.” Subsequently, in the last line of both sections, the figures in the third, fourth, fifth and sixth columns should all be replaced with “—”, as originally issued inadvertently.

     Complete, corrected table follows:

     Financial Highlights:

Sierra Pacific Resources
Financial Highlights
(In thousands, except for per share amount)

	SRP		NPC		SPP
Third Quarter 2004	2004	2003	2004	2003	2004	2003
Revenues	$903,915	$904,347	$633,609	$639,661	$270,002	$264,407
Operating Expenses	741,647	739,200	512,767	511,924	230,947	231,819
Income (Loss) Applicable to Common Stock	90,647	107,772	86,198	62,524	20,813	(1,292)
Income (Loss) Per Common Share-Basic	$0.50	$0.59	—	—	—	—
Weighted Average Shares of Common Stock - Basic	183,117	182,926	—	—	—	—

Year to Date
September 30, 2004	2004	2003	2004	2003	2004	2003
Revenues	$2,169,452	$2,173,110	$1,410,067	$1,396,825	$755,623	$775,377
Operating Expenses	1,886,364	1,954,947	1,218,755	1,241,191	671,034	727,019
Income (Loss) Applicable to Common Stock	1,313	(120,698)	84,382	25,086	(5,653)	(27,199)
Income (Loss) Per Common Share-Basic	$0.01	$(1.05)	—	—	—	—
Weighted Average Shares of Common Stock-Basic	183,045	115,295	—	—	—	—

Source: Sierra Pacific Resources